UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*

                       COMCAST UK CABLE PARTNERS LIMITED
                               (Name of Issuer)

               Class A Common Shares, par value $0.01 per share
                        (Title of Class of Securities)

                                   G2298410
                                (CUSIP Number)
         Check the following box if a fee is being paid with this statement: [] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                  Page 1 of 9

______________________________             ________________________________
|                            |             |                              |
|CUSIP No. G2298410          |     13G     | Page   2    of  9  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |   Warburg, Pincus Investors, L.P.                                  |
|    |         13-3549187                                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) | | |
|    |                                                                 -  |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |       Delaware                                                     |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |   -0-                                         |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 10,235,744                                    |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   -0-                                         |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 10,235,744                                    |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |           10,235,744                                               |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |          27.5%                                                     |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       PN                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

______________________________             ________________________________
|                            |             |                              |
|CUSIP No. G2298410          |     13G     | Page   3    of  9  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Warburg, Pincus & Co.                                         |
|    |         13-6358475                                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) | | |
|    |                                                                 -  |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |           New York                                                 |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 10,235,744                                    |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 10,235,744                                    |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |           10,235,744                                               |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |          27.5%                                                     |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       PN                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

______________________________             ________________________________
|                            |             |                              |
|CUSIP No. G2298410          |     13G     | Page   4    of  9  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      E.M. Warburg, Pincus & Co., LLC                               |
|    |           13-3536050                                               |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) | | |
|    |                                                                 -  |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |           New York                                                 |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 10,235,744                                    |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 10,235,744                                    |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |           10,235,744                                               |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |          27.5%                                                     |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       [OO]                                                         |
|    |                                                                    |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:
            COMCAST UK CABLE PARTNERS LIMITED

Item 1(b).  Address of Issuer's Principal Executive Offices:

            Clarendon House
            2 Church Street West
            Hamilton HM 11
            Bermuda

Items 2(a), (b) and (c).

            Name of Person Filing; Address of Principal Business Office;
            Citizenship:

            This statement is being filed by: (a) Warburg, Pincus Investors, L.P., a Delaware limited partnership("WPI"), whose sole general partner is (b) Warburg, Pincus & Co., a New York general partnership ("WP") and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), who manages WPI. WP, as the sole general partner of WPI, has a 20% interest in the profits of WPI. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(d).  Title of Class of Securities:

            Class A Common Shares, par value  Pound Sterling 0.01 per share



Item 2(e).  CUSIP Number:

            G2298410

Item 3.     Not Applicable

Item 4.     Ownership:

            (a)   Amount beneficially owned:

                  10,235,744

            (b)   Percent of class:

                  27.5%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote.

                              -0-

                  (ii)  Shared power to vote or to direct the vote.

                              10,235,744

                  (iii) Sole power to dispose or to direct the disposition of.

                              -0-

                  (iv) Shared power to dispose or to direct the disposition of.

                           10,235,744

Item 5.     Ownership of Five Percent of Less of a Class.

            Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of
            Another Person:

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Not Applicable

Item 8. Identification and Classification of Members of the Group:

            Not Applicable

Item 9.     Notice of Dissolution of Group:

            Not Applicable

Item 10.    Certification:

            Not Applicable





                                       SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       WARBURG, PINCUS INVESTORS, L.P.

                                       By:  Warburg, Pincus & Co.,
                                             General Partner


                                             /s/ Stephen Distler
                                       By:________________________
                                          Stephen Distler, Partner


                                       WARBURG, PINCUS & CO.

                                             /s/ Stephen Distler
                                       By:________________________
                                          Stephen Distler, Partner


                                       E. M. WARBURG, PINCUS & CO., LLC

                                             /s/ Stephen Distler
                                       By:________________________
                                          Stephen Distler, Member






Dated:  February 12, 1997



                                   SCHEDULES


Schedule I Joint Filing Agreement, dated February 12, 1997, among the signatories to this Schedule 13G.



                            JOINT FILING AGREEMENT
                         PURSUANT TO RULE 13d-1(f)(1)

   The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated:   February 12, 1997

                                       WARBURG, PINCUS INVESTORS, L.P.

                                       By:   Warburg, Pincus & Co., General
                                             Partner

                                             /s/ Stephen Distler
                                       By:   __________________________
                                              Stephen Distler, Partner


                                       WARBURG, PINCUS & CO.

                                             /s/ Stephen Distler
                                       By:   __________________________
                                              Stephen Distler, Partner


                                       E.M. WARBURG, PINCUS & CO., LLC

                                             /s/ Stephen Distler
                                       By:   __________________________
                                              Stephen Distler, Member